UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2014

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2014, Bazaarvoice, Inc. (“Bazaarvoice” or the “Company”) and 10901 Stonelake, LTD, (the “Landlord”) entered into a lease (the “Lease”), pursuant to which the Company will lease approximately 137,615 square feet of office space, comprising the entire leasable area of a four-level to be constructed at 10901 South Stonelake Boulevard, Austin, TX, 78759. The Company may use the premises for general office purposes.

The term of the Lease commences on January 1, 2016 unless otherwise modified (such later date, the “Commencement Date”) and terminates approximately ten years and six months after the Commencement Date. The Company has the option to extend the term of the Lease for up to two successive periods of five years each. The Company also has the option to terminate the Lease (the “Termination Option”) on the last day of the 84th full calendar month after the Commencement Date (the “Termination Effective Date”) subject to the payment of a $9 million termination fee. Except for the fourth monthly rental payment, which is payable on the Commencement Date, no base rent will be due under the Lease until four months following the Commencement Date, which is estimated to be on or about May 1, 2016. Additionally, the Company will be entitled to three months base rent abatement beginning on the date it waives the Termination Option.

The annual rent for the first twelve months following the Rent Commencement Date is $27.25 per square foot, or $2,812,506.56 (reflects initial 3 most free rent), which would be paid in equal monthly installments of $312,500.73. The annual rent will otherwise increase after every twelve month period during the term of the Lease, and during the final twelve month period of the term of the Lease, the annual rent will be $31.75 per square foot, or $4,369,276.25, which must be paid in equal monthly installments of $364,106.35. The Company will also be required to pay its proportionate share of any building operating expenses and real estate taxes.

The Company is permitted to make certain improvements and alterations to the premises, subject to the terms of the Lease. Pursuant to the Lease, the Landlord will provide for a cash allowance of up to $5,779,830 for costs incurred by the Company in connection with moving onto the premises, space planning, and the design, development, construction and installation of improvement work on the premises.

Should the Landlord develop the site adjacent to the Tenant’s premises into a Class A office building, the Lease grants the Company a right of first offer to lease such building, subject to the satisfaction of certain conditions.

The foregoing summary of the terms of the Lease is qualified in its entirety by reference to the complete text of the Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Lease, as set forth above in Item 1.01, are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Lease by and between 10901 Stonelake, LTD., as Landlord, and Bazaarvoice, Inc., as Tenant, dated November 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale
Chief Legal Officer, General Counsel and Secretary

Date: November 14, 2014